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                                                                    EXHIBIT 12.1

                              M.D.C. HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                     SIX MONTHS ENDED                        YEAR ENDED DECEMBER 31,
                                         JUNE 30,       -----------------------------------------------------------------
                                           2002           2001          2000          1999          1998          1997
                                     ----------------   ---------     ---------     ---------     ---------     ---------
Earnings                                 $121,394       $ 285,815     $ 231,096     $ 181,602     $ 118,989     $  69,246
                                         --------       ---------     ---------     ---------     ---------     ---------
Fixed Charges                             $12,265       $  28,369     $  29,906     $  24,223     $  23,478     $  27,165

Earnings to Fixed Charges                    9.90           10.07          7.73          7.50          5.07          2.55
                                         ========       =========     =========     =========     =========     =========

EARNINGS:

Pretax Earnings from Continuing
  Operations                              109,375         255,387       203,201       148,453        83,852        39,327
Add:
Fixed Charges                              12,265          28,369        29,906        24,223        23,478        27,165
  Less capitalized interest                (8,956)        (22,498)      (24,367)      (21,261)      (22,525)      (25,607)
  Add amortization of previously
    capitalized interest                    8,710          24,557        22,356        30,187        34,184        28,361
                                         --------       ---------     ---------     ---------     ---------     ---------

Total Earnings                            121,394         285,815       231,096       181,602       118,989        69,246
                                         ========       =========     =========     =========     =========     =========

FIXED CHARGES:

Homebuilding and corporate
  interest expense                              0               0             0             0             0           761
Interest component of
  rent expense                              1,317           2,253         2,177         1,615             0             0
Amortization and expensing of
  debt expenses                             1,992           3,618         3,362         1,347           953           797
Capitalized interest                        8,956          22,498        24,367        21,261        22,525        25,607
                                         --------       ---------     ---------     ---------     ---------     ---------

Total Fixed Charges                        12,265          28,369        29,906        24,223        23,478        27,165
                                         ========       =========     =========     =========     =========     =========
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